Exhibit 99.1

NEWS RELEASE
1901 Chouteau Avenue: St. Louis, MO 63103: Ameren.com

Contacts
Media	Analysts		Investors
Erin Davis	Doug Fischer	Andrew Kirk	Investor Services
314.554.2182	314.554.4859	314.554.3942	800.255.2237
edavis@ameren.com	dfischer@ameren.com	akirk@ameren.com	invest@ameren.com
For Immediate Release
Ameren Announces Second Quarter 2018 Results

•	Second Quarter Diluted Earnings Per Share were $0.97 in 2018 vs. $0.79 in 2017

•	Guidance Range for 2018 Diluted EPS Raised to $3.15 to $3.35 from $2.95 to $3.15
ST. LOUIS (Aug. 3, 2018) — Ameren Corporation (NYSE: AEE) today announced second quarter 2018 net income attributable to common shareholders of $239 million, or $0.97 per diluted share, compared to second quarter 2017 net income attributable to common shareholders of $193 million, or $0.79 per diluted share.
The increase in year-over-year second quarter earnings reflected higher Ameren Missouri electric retail sales primarily due to extremely warm early summer temperatures compared to near-normal temperatures in the year-ago period. The comparison also benefited from earnings on increased infrastructure investments made at Ameren Transmission, Ameren Illinois Electric Distribution and Ameren Illinois Natural Gas. These favorable factors were partially offset by increased Ameren Missouri other operations and maintenance expenses, primarily reflecting higher-than-normal scheduled non-nuclear plant outage costs. While Ameren’s effective income tax rate was lower in 2018 compared to 2017 reflecting federal tax reform, this benefit was offset by a reduction in revenues reflecting the pass through of those savings to customers.
"Our team continues to successfully execute all elements of our strategy," said Warner L. Baxter, chairman, president and chief executive officer of Ameren Corporation. “Further, we have raised our 2018 guidance to a range of $3.15 to $3.35 per share, up from our prior range of $2.95 to $3.15 per share, due primarily to the benefit of extremely warm weather this quarter."
"In addition, we are very pleased Missouri has enacted forward-thinking electric grid modernization legislation that will deliver significant benefits to our customers and the state," Baxter said. "Beginning this month, rates for all customers were reduced 6 percent to pass on savings from the lower federal income tax rate. Further, this legislation supports Ameren Missouri's ability to invest approximately $1 billion of incremental capital over the next five years to modernize Missouri's electric grid and create significant jobs."

Ameren recorded net income attributable to common shareholders for the six months ended June 30, 2018, of $390 million, or $1.59 per diluted share, compared to net income attributable to common shareholders for the six months ended June 30, 2017, of $295 million, or $1.21 per diluted share.
The increase in year-over-year six-month earnings reflected higher Ameren Missouri electric retail sales, primarily due to colder winter and extremely warm early summer temperatures. The comparison also benefited from higher Ameren Missouri electric service rates, effective April 1, 2017, as well as earnings on increased infrastructure investments made at Ameren Transmission, Ameren Illinois Electric Distribution and Ameren Illinois Natural Gas. These favorable factors were partially offset by increased Ameren Missouri other operations and maintenance expenses, primarily reflecting higher-than-normal scheduled non-nuclear plant outage costs. While Ameren’s effective income tax rate was lower in 2018 compared to 2017 reflecting federal tax reform, this benefit was offset by a reduction in revenues reflecting the pass through of those savings to customers.
Earnings Guidance
Ameren now expects its 2018 earnings to be in a range of $3.15 to $3.35 per diluted share, an increase from its prior range of $2.95 to $3.15 per diluted share. This updated guidance reflects an estimated 21 cents per share increase in earnings related to both colder- and warmer-than-normal temperatures over the first half of the year, as well as solid execution of Ameren's strategy.
Earnings guidance for 2018 assumes normal temperatures for the last six months of this year and is subject to the effects of, among other things: 30-year U.S. Treasury bond yields; regulatory, judicial and legislative actions; energy center and energy distribution operations; energy, economic, capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.
Ameren Missouri Segment Results
Ameren Missouri second quarter 2018 earnings were $168 million, compared to second quarter 2017 earnings of $120 million. The increase in year-over-year earnings reflected higher electric retail sales primarily due to extremely warm early summer temperatures compared to near-normal temperatures in the year-ago period. This favorable factor was partially offset by increased other operations and maintenance expenses, primarily reflecting higher-than-normal scheduled non-nuclear plant outage costs.
Ameren Illinois Electric Distribution Segment Results
Ameren Illinois Electric Distribution second quarter earnings were $33 million for both 2018 and 2017.
Ameren Illinois Natural Gas Segment Results
Ameren Illinois Natural Gas second quarter 2018 earnings were $7 million, compared to second quarter 2017 earnings of $5 million. The year-over-year improvement reflected increased earnings on infrastructure investments.

Ameren Transmission Segment Results
Ameren Transmission second quarter 2018 earnings were $36 million, compared to second quarter 2017 earnings of $34 million. The year-over-year improvement reflected increased earnings on infrastructure investments.
Other Results
Other results, which includes items not reported in a business segment, decreased $6 million for the second quarter of 2018, compared to the second quarter of 2017. The decrease was due, in part, to higher charitable donations.
Analyst Conference Call
Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Friday, Aug. 3, to discuss 2018 earnings, earnings guidance and other matters. Investors, the news media and the public may listen to a live broadcast of the call at AmerenInvestors.com by clicking on "Webcast" under "Q2 2018 Earnings Conference Call," where an accompanying slide presentation will also be available. The conference call and presentation will be archived for one year in the “Investor News & Events” section of the website under “Events and Presentations.”
About Ameren
St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric transmission and distribution service and natural gas distribution service. Ameren Missouri provides electric generation, transmission and distribution service, as well as natural gas distribution service. Ameren Transmission Company of Illinois develops, owns and operates rate-regulated regional electric transmission projects. For more information, visit Ameren.com, or follow us on Twitter at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn/company/Ameren.

Forward-looking Statements
Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Annual Report on Form 10-K for the year ended December 31, 2017, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•
regulatory, judicial, or legislative actions, including the effects of the Tax Cut and Jobs Act of 2017 (TCJA) and any changes in regulatory policies and ratemaking determinations, such as those that may result from the complaint case filed in February 2015 with the Federal Energy Regulatory Commission seeking a reduction in the allowed base return on common equity under the Midcontinent Independent System Operator tariff, Ameren Missouri’s proposed renewable energy standard rate adjustment mechanism (RESRAM) and requested certificate of convenience and necessity for a wind generation facility filed with the Missouri Public Service Commission (MoPSC) in June 2018; Ameren Missouri’s proposed customer energy-efficiency plan under the Missouri Energy Efficiency Investment Act (MEEIA) filed with the MoPSC in June 2018; Ameren Illinois’ natural gas regulatory rate review filed with the Illinois Commerce Commission in January 2018, Ameren Illinois’ April 2018 annual electric distribution formula rate update filing, and future regulatory, judicial, or legislative actions that change regulatory recovery mechanisms;

•
the effect of Ameren Illinois’ participation in performance-based formula ratemaking frameworks under the Illinois Energy Infrastructure Modernization Act and the Illinois Future Energy Jobs Act (FEJA), including the direct relationship between Ameren Illinois’ return on common equity and 30-year United States Treasury bond yields, and the related financial commitments;

•	the effect on Ameren Missouri of the implementation of Missouri Senate Bill 564, including Ameren Missouri’s expected election to use plant-in-service accounting and the resulting customer rates caps;

•	the effects of changes in federal, state, or local laws and other governmental actions, including monetary, fiscal, and energy policies;

•
the effects of changes in federal, state, or local tax laws, regulations, interpretations, or rates, amendments or technical corrections to the TCJA, and any challenges to the tax positions we have taken;

•
the effects on demand for our services resulting from technological advances, including advances in customer energy efficiency and private generation sources, which generate electricity at the site of consumption and are becoming more cost-competitive;

•
the effectiveness of Ameren Missouri’s customer energy-efficiency programs and the related revenues and performance incentives earned under its MEEIA programs, including Ameren Missouri’s proposed customer energy-efficiency plan filed with the MoPSC in June 2018;

•	Ameren Illinois’ ability to achieve the FEJA electric customer energy-efficiency goals and the resulting impact on its allowed return on program investments;

•
our ability to align overall spending, both operating and capital, with frameworks established by our regulators and to recover these costs in a timely manner in our attempt to earn our allowed returns on equity;

•
the cost and availability of fuel, such as ultra-low-sulfur coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power, zero emission credits, renewable energy credits, and natural gas for distribution; and the level and volatility of future market prices for such commodities and credits, including our ability to recover the costs for such commodities and credits and our customers’ tolerance for any related price increases;

•
disruptions in the delivery of fuel, failure of our fuel suppliers to provide adequate quantities or quality of fuel, or lack of adequate inventories of fuel, including nuclear fuel assemblies from Westinghouse Electric Company, LLC, the Callaway Energy Center's only Nuclear Regulatory Commission-licensed supplier of such assemblies;

•	the effectiveness of our risk management strategies and our use of financial and derivative instruments;

•
the ability to obtain sufficient insurance, including insurance for Ameren Missouri’s Callaway Energy Center, or, in the absence of insurance, the ability to recover uninsured losses from our customers;

•	business and economic conditions, including their impact on interest rates, collection of our receivable balances, and demand for our products;

•
disruptions of the capital markets, deterioration in our credit metrics, including as a result of the implementation of the TCJA, or other events that may have an adverse effect on the cost or availability of capital, including short-term credit and liquidity;

•	the actions of credit rating agencies and the effects of such actions;

•	the impact of adopting new accounting guidance;

•	the impact of weather conditions and other natural phenomena on us and our customers, including the impact of system outages;

•	the construction, installation, performance, and cost recovery of generation, transmission, and distribution assets;

•
the effects of breakdowns or failures of equipment in the operation of natural gas transmission and distribution systems and storage facilities, such as leaks, explosions, and mechanical problems, and compliance with natural gas safety regulations;

•
the effects of our increasing investment in electric transmission projects, our ability to obtain all necessary project approvals, and the uncertainty as to whether we will achieve our expected returns in a timely manner;

•	operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, and decommissioning costs;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures;

•
the impact of current environmental regulations and new, more stringent, or changing requirements, including those related to carbon dioxide and the related proposed repeal and replacement of the Clean Power Plan, other emissions and discharges, cooling water intake structures, coal combustion residuals, and energy efficiency, that are enacted over time and that could limit or terminate the operation of certain of Ameren Missouri's energy centers, increase our costs or investment requirements, result in an impairment of our assets, cause us to sell our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•
the impact of negative opinions of us or our utility services that our customers, legislators, or regulators may have or develop, which could result from a variety of factors, including failures in system reliability, failure to implement our investment plans or protect sensitive customer information, increases in rates, or negative media coverage;

•	the impact of complying with renewable energy portfolio requirements in Missouri and Illinois and with the zero emission standard in Illinois;

•	the effects of planned investment in renewable generation projects at Ameren Missouri, the ability to obtain all necessary project approvals, and the implementation of a proposed RESRAM;

•	labor disputes, work force reductions, future wage and employee benefits costs, including changes in discount rates, mortality tables, returns on benefit plan assets, and other assumptions;

•	the inability of our counterparties to meet their obligations with respect to contracts, credit agreements, and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by Ameren Missouri’s energy centers or required to satisfy Ameren Missouri’s energy sales;

•	legal and administrative proceedings;

•
the impact of cyberattacks, which could, among other things, result in the loss of operational control of energy centers and electric and natural gas transmission and distribution systems and/or the loss of data, such as customer, employee, financial, and operating system information; and

•	acts of sabotage, war, terrorism, or other intentionally disruptive acts.

New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating Revenues:
Electric	$1,396	$1,382	$2,619	$2,589
Natural gas	167	155	529	463
Total operating revenues	1,563	1,537	3,148	3,052
Operating Expenses:
Fuel	186	189	374	395
Purchased power	142	150	305	330
Natural gas purchased for resale	51	41	222	171
Other operations and maintenance	439	431	870	849
Depreciation and amortization	238	222	472	443
Taxes other than income taxes	122	117	247	235
Total operating expenses	1,178	1,150	2,490	2,423
Operating Income	385	387	658	629
Other Income, Net	29	20	52	38
Interest Charges	100	99	201	198
Income Before Income Taxes	314	308	509	469
Income Taxes	74	114	116	171
Net Income	240	194	393	298
Less: Net Income Attributable to Noncontrolling Interests	1	1	3	3
Net Income Attributable to Ameren Common Shareholders	$239	$193	$390	$295

Earnings per Common Share – Basic	$0.98	$0.79	$1.60	$1.21

Earnings per Common Share – Diluted	$0.97	$0.79	$1.59	$1.21

Weighted-average Common Shares Outstanding – Basic	243.7	242.6	243.3	242.6
Weighted-average Common Shares Outstanding – Diluted	245.8	243.5	245.1	243.7

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	June 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$29	$10
Accounts receivable - trade (less allowance for doubtful accounts)	560	445
Unbilled revenue	371	323
Miscellaneous accounts receivable	74	70
Inventories	475	522
Current regulatory assets	104	144
Other current assets	72	98
Total current assets	1,685	1,612
Property, Plant, and Equipment, Net	21,998	21,466
Investments and Other Assets:
Nuclear decommissioning trust fund	714	704
Goodwill	411	411
Regulatory assets	1,205	1,230
Other assets	626	522
Total investments and other assets	2,956	2,867
TOTAL ASSETS	$26,639	$25,945
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$847	$841
Short-term debt	506	484
Accounts and wages payable	565	902
Taxes accrued	139	52
Interest accrued	109	99
Customer deposits	114	108
Current regulatory liabilities	133	128
Other current liabilities	298	326
Total current liabilities	2,711	2,940
Long-term Debt, Net	7,613	7,094
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,584	2,506
Accumulated deferred investment tax credits	46	49
Regulatory liabilities	4,540	4,387
Asset retirement obligations	641	638
Pension and other postretirement benefits	545	545
Other deferred credits and liabilities	431	460
Total deferred credits and other liabilities	8,787	8,585
Ameren Corporation Shareholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,576	5,540
Retained earnings	1,827	1,660
Accumulated other comprehensive loss	(19)	(18)
Total Ameren Corporation shareholders’ equity	7,386	7,184
Noncontrolling Interests	142	142
Total equity	7,528	7,326
TOTAL LIABILITIES AND EQUITY	$26,639	$25,945

AMEREN CORPORATION (AEE)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended June 30,
	2018	2017
Cash Flows From Operating Activities:
Net income	$393	$298
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	463	433
Amortization of nuclear fuel	48	48
Amortization of debt issuance costs and premium/discounts	11	11
Deferred income taxes and investment tax credits, net	81	175
Allowance for equity funds used during construction	(14)	(10)
Stock-based compensation costs	10	8
Other	11	(5)
Changes in assets and liabilities	(183)	(95)
Net cash provided by operating activities	820	863
Cash Flows From Investing Activities:
Capital expenditures	(1,112)	(998)
Nuclear fuel expenditures	(16)	(50)
Purchases of securities – nuclear decommissioning trust fund	(129)	(161)
Sales and maturities of securities – nuclear decommissioning trust fund	122	152
Other	6	(2)
Net cash used in investing activities	(1,129)	(1,059)
Cash Flows From Financing Activities:
Dividends on common stock	(223)	(214)
Dividends paid to noncontrolling interest holders	(3)	(3)
Short-term debt, net	21	334
Maturities of long-term debt	(323)	(425)
Issuances of long-term debt	853	549
Issuances of common stock	40	—
Repurchases of common stock for stock-based compensation	—	(24)
Employee payroll taxes related to stock-based compensation	(19)	(15)
Debt issuance costs	(9)	(4)
Other	—	(1)
Net cash provided by financing activities	337	197
Net change in cash, cash equivalents, and restricted cash	28	1
Cash, cash equivalents, and restricted cash at beginning of year	68	52
Cash, cash equivalents, and restricted cash at end of period	$96	$53

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,346	2,737	7,126	5,922
Commercial	3,724	3,556	7,252	6,888
Industrial	1,137	1,144	2,190	2,171
Street lighting and public authority	25	24	54	57
Ameren Missouri retail load subtotal	8,232	7,461	16,622	15,038
Off-system	2,316	3,471	4,865	6,659
Ameren Missouri total	10,548	10,932	21,487	21,697
Ameren Illinois Electric Distribution
Residential	2,859	2,416	5,930	5,133
Commercial	3,137	2,934	6,114	5,851
Industrial	2,922	2,811	5,728	5,566
Street lighting and public authority	113	125	259	257
Ameren Illinois Electric Distribution total	9,031	8,286	18,031	16,807
Eliminate affiliate sales	(84)	(97)	(162)	(265)
Ameren Total	19,495	19,121	39,356	38,239
Electric Revenues (in millions):
Ameren Missouri
Residential	$432	$358	$764	$644
Commercial	364	332	616	562
Industrial	87	84	148	142
Other, including street lighting and public authority	(15)	11	12	46
Ameren Missouri retail load subtotal	$868	$785	$1,540	$1,394
Off-system	62	127	131	265
Ameren Missouri total	$930	$912	$1,671	$1,659
Ameren Illinois Electric Distribution
Residential	$221	$208	$440	$427
Commercial	126	129	250	262
Industrial	33	28	68	56
Other, including street lighting and public authority	7	24	29	29
Ameren Illinois Electric Distribution total	$387	$389	$787	$774
Ameren Transmission
Ameren Illinois Transmission(a)	$62	$65	$124	$125
ATXI	41	40	83	82
Ameren Transmission total	$103	$105	$207	$207
Other and intersegment eliminations(a)	(24)	(24)	(46)	(51)
Ameren Total	$1,396	$1,382	$2,619	$2,589

(a)	Includes $13 million, $12 million, $26 million and $18 million, respectively, of electric operating revenues from transmission services provided to the Ameren Illinois Electric Distribution segment.

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Gas Sales - dekatherms (in millions):
Ameren Missouri	3	3	12	9
Ameren Illinois Natural Gas	34	29	102	87
Ameren Total	37	32	114	96
Gas Revenues (in millions):
Ameren Missouri	$25	$22	$76	$66
Ameren Illinois Natural Gas	142	134	453	398
Eliminate affiliate revenues	—	(1)	—	(1)
Ameren Total	$167	$155	$529	$463
		June 30,		December 31,
		2018		2017
Common Stock:
Shares outstanding (in millions)		244.0		242.6
Book value per share		$30.27		$29.61